Exhibit 10.13

COMMERCIAL SUBLEASE AGREEMENT

THIS COMMERCIAL SUBLEASE AGREEMENT (the "Commercial Sublease Agreement" or "Sublease"), made on this 14th day of August 2014 by and between Diego Pellicer Worldwide Inc. a Delaware Corporation, having an address at 3496 Fairview Way, West Linn, OR 97068 ("Sublessor") and DPCO, Inc a Colorado Corporation, having an address at 1 South Harrison Street, Denver, CO 80209 ("Sublessee").

WHEREAS, on the 14th day of August, 2014, Sublessor has entered into a commercial lease agreement with the Landlord (2949 W. Alameda Ave. LLC) for a period starting from August 1, 2014 and ending on July 31, 2019 (the "Master Lease"). A copy of the Master Lease Agreement is attached hereto; and

WHEREAS, Sublessee and Sublessor wish to enter into this Commercial sublease Agreement, where under the Sublessor will sublease the Premises to Sublessee.

Premises:

Subject to the terms and conditions of this Agreement, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the following Premises:

●	Building and property addressed as 2949 W Alameda Ave, Denver, CO 80219 and described as a +/- 3,300 square foot retail structure, (the "Premises").

Term:

The term of this Commercial sublease shall commence on the 14th day of August, 2014 and shall continue until the July 31, 2019.

Sublease:

This Commercial Sublease Agreement will be subject to the remaining terms and conditions contained in the Master Lease. In such an event, the terms of this Commercial Sublease Agreement shall control over the Master Lease. The Sublessee hereby fully agrees acknowledges and agrees to perform all of the Sublessor's duties and obligations under the Master Lease.

Rent*:

For the term of this Agreement, the Sublessee shall pay to Sublessor the base rental of $26,300 per month plus NNN charges. The monthly payment shall be due in advance on the first day of each calendar month at the following address 3496 Fairview Way, West Linn, OR 97068, or at such other place designated by written notice from Sublessor.

*Additional NNN Rent: Property and personal property taxes, building casualty and personal property insurance, and wastewater taxes are due each month as additional rent to Sublessor.

Late Charges:

Any rent payment not made by the fifth day of the month shall be considered overdue and in addition to Sublessor's other remedies, Sublessor may levy a late payment charge equal to five percent (5%) per month on any overdue amount.

Rent Payments and Security Deposit:

Prior to taking possession of the Premises, Sublessee shall pay first month's rent, the last two months' rent, and a one month security deposit in the amount of $100,000 (One Hundred Thousand Dollars) for the full and faithful performance by the Sublessee of all the terms of this Commercial Sublease. The security deposit will be refunded to Sublessee after the expiration of this sublease, provided the Sublessee has fully and faithfully carried out all of its obligations under this Agreement.

Sublessor agrees to notify Sublessee in writing on any notices received by Sublessor from landlord, including but not limited to a breach of Master Lease. Sublessor agrees that Sublessee has the right to cure said breach, and offset the cost of said cure from payments due Sublessor.

Utilities:

Sublessee shall pay directly for all utilities, services and charges provided to the premises, including any and all deposits required.

Parking Space:

Sublessee is assigned parking as follows: all on Property

Use:

If consistent with City of Denver zoning requirements, Sublessee shall use the premises for licensed medical/retail marijuana sales, and for no other purpose without Sublessor's prior written consent. Notwithstanding the forgoing, Sublessee shall not use the Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

Quiet Enjoyment:

Sublessor covenants and warrants that upon performance by Sublessee of its obligations hereunder, Sublessor will keep and maintain Lessee in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Premises during the term of this sublease.

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Repairs:

Sublessee shall at its own expenses make all necessary repairs to the Premises. Such repairs shall include routine repairs of floors, walls, ceilings, and other parts of the Premises damaged or worn through normal occupancy, except for major mechanical systems or the roof, subject to the obligations of the parties otherwise set forth in this Sublease.

Default and Termination:

The occurrence of any one or more of the following events shall constitute a default and breach of this Sublease by Sublessee:

A.	Sublessee failing to pay Base Rent or Additional Rent within Ten (10) days of its due date;
B.	Sublessee failing to make any other payments required to be made by Sublessee when due, where such failure shall continue for a period of seven (7) calendar days following notice from Sublessor to Sublessee;
C.	Sublessee failing to perform or keep any of the other terms, covenants and conditions herein contained for which it is responsible, and such failure continuing and not being cured for a period of thirty (30) calendar days after notice from Sublessor or if such default is a default which cannot be cured within a 30 calendar day period, then Sublessee's failing to commence to correct the same within said 30 calendar day period and thereafter failing to prosecute the same to completion with reasonable diligence; If the default occurs due to order or citation by the governing authority having jurisdiction over the premises, whether such default or order is issued to the Sublessor or to the Sublessee, the time for cure shall conform to the time granted by such governing authority, including any time granted by any tribunal.
D.	Sublessee being adjudicated as bankrupt or insolvent or filing in any court a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act (as now or in the future amended) or the filing of an involuntary bankruptcy against Sublessee unless said involuntary bankruptcy is terminated within thirty (30) calendar days from the date of said filing, or Sublessee filing in any court for the appointment of a receiver or trustee of all or a portion of Sublessee's property or there being appointed a receiver or trustee for all or a portion of Sublessee's property, unless said receiver or trustee is terminated within thirty (30) calendar days from the date of said appointment; Sublessee making any general assignment or general arrangement of its property for the benefit of its creditors.
E.	If there is a breach or default of any provision of the Revolving Line of Credit Promissory Note or the Licensing Agreement, this sublease shall be in default.

In the event of an occurrence of default as set forth above and not being cured for a period of thirty (30) calendar days after notice from Sublessor, Sublessor shall have the right to terminate this Sublease and end the term hereof by giving to Sublessee written notice of such termination. re-enter and take possession of the Premises or any part thereof and repossess the Premises. In the event of a termination of lease as a result of default, Sublessee shall pay to Sublessor damages including repossession costs, brokerage commissions, legal expenses, attorneys' fees, expenses of employees, alteration costs and expenses of preparation of such re letting. Any Late Payment shall bear a penalty of $200.00.

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Upon the expiration or earlier termination of this Agreement, Sublessee shall return the Premises to Sublessor in good repair, condition and working order, ordinary wear and tear resulting from proper use thereof alone excepted.

Indemnity:

Sublessee shall indemnify Sublessor against, and hold Sublessor harmless from, any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including reasonable attorney's fees and costs, arising out of, connected with, or resulting from Sublessee's use of the Premises, including without limitation the manufacture, selection, delivery, possession, use, operation, or return of the Premises.

Assignment and Subletting:

The Sublessor hereby authorizes and consents for the Premises to be sublet by Sublessee DPCO Denver, LLC, DPCO Jason, LLC, DPCO Brighton, LLC and/or DPCO Colfax, LLC (the "Third Sublessee"); however Sublessee shall remain responsible for all terms and conditions of this Sublease. Third Sublessees must meet all other requirements of this Sublease and shall be liable for all conditions, covenants and agreements in the Master Lease.

Sublessee does not have the right to sublet premises to any other party, other than stated above.

The Sublessee acknowledges it must be licensed by both the City of Denver's Department of Excise & Licenses, and the State of Colorado's Marijuana Enforcement Division. Sublessee must keep said licenses current and remain in good standing. In the event Sublessee receives disciplinary or violation notice, said notice must be submitted to Sublessor within 3 days of receipt. Should Sublessee receive notice from City of Denver's Department of Excise or State of Colorado's Marijuana Enforcement Division, requiring operations to cease, Sublessee will cease operations immediately, or Sublessee will be in default of Sublease.

Best Business Practices:

Sublessee acknowledges that it must adhere to the following standards for compliance and cultivation:

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Compliance:

The Sublessee must at all times comply with the following guidelines, failure to do so will be considered a default under the terms and conditions of this Sublease.

●	Preventing the distribution of marijuana to minors;
●	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels;
●	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;
●	Preventing state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;
●	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;
●	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;
●	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and
●	Preventing marijuana possession or use on federal property.

The Sublessee must provide proof of the following information to Sublessor.

●	Business is duly licensed and registered with the State.
●	Provide application (and related documentation) submitted by the business for obtaining a state license to operate its marijuana-related business.
●	Description of the activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers)
●	The business, its owner(s), manager(s), or other related parties are not, or have not been, subject to an enforcement action by the state or local authorities responsible for administering or enforcing marijuana-related laws or regulations.
●	The owner(s) or manager(s) of a marijuana-related business reside in the state in which the business is located.

Ventilation and Odor Control:

●	The pungent odor from marijuana cultivation operations is objectionable to many people. Offensive odors can easily migrate in and around the marijuana cultivation site and some strains produce odors that are detectable in the surrounding neighborhood as well as adjacent tenants.
●	It is imperative to properly design the ventilation system, taking into consideration the square footage and number of plants. A properly sized, installed and maintained ventilation system can help resolve two issues. Firstly, having the grow rooms properly balanced will inhibit odors from escaping. Secondly, the addition of a dehumidifying system to control mold and pathogen growth should be considered. Ideally, humidity to control molds should be set under 50%. Contact a reputable HVAC contractor for assistance with these design elements.

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●	Three (3) odor control technologies have shown promise with controlling odors from grow operations.

Activated Carbon Filtration - This technique involves forcing the air circulating within the HVAC system through an activated carbon filter in order to filter out odors and pathogens that may pose a public health risk. This method is highly effective and can be used in combination with other technologies such as an electrostatic precipitator.

●	The size and layout of the cultivation operation will determine the requirements for the carbon filtration system. Larger scale operations will require the use of larger fans and more carbon and will typically increase the requirements of existing HVAC systems. In addition, as filters age and the activated carbon becomes clogged with impurities, it will be necessary to replace the carbon; filters should typically be replaced per the manufacturers recommendation. In addition, the dust collector "sock" associated with the carbon filter should be changed out every 6-8 months for proper air flow.
●	Carbon filtration is the least energy intensive of the three technologies. In most cases, the energy required to run the filtration system is already accounted for in the air handling and exchange system. The excess energy necessary to force air through the filter is negligible and, depending on the size of the discharge and intake, often only slightly alters the speed of the exchange. The use and disposal of the filters creates the most physical waste; however, the carbon can typically be regenerated for reuse.

Negative Ion Generation - These machines, sometimes called electrostatic precipitators, will use a negative charge to attract positively charged particles in the air. The charged particles are attracted to the metal filters, which over time, will become concentrated with particles and require cleaning with water on a regular basis. In some cases this technology has been shown to work.

●	The negative ion generators can improve indoor air quality to a greater degree than some of the other technologies. The environmental impact of this technology is also dependent upon size and use. They are typically powered by a single wall outlet and can run 24 hours a day, 7 days a week. They will also need to be cleaned which usually requires removing the metal panel and washing it to remove the particles. Otherwise, they require very little maintenance and their energy consumption is typically negligible and lower than many fans.

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Ozone Generators - Ozone can be extremely effective at breaking down odors and other contaminants. Potential problems with ozone originate with the molecule's destructive tendencies. Ozone is an effective sterilizer; however, excessive and/or unmonitored use has been shown to damage or even destroy crops and can cause lung irritation.

●	Although ozone degrades quickly, the output of the gas can be an indoor environmental hazard to both the people and the plants. Release of the gas outside can also have varying local effects depending on the time of day, concentration, and disbursement factors associated with the location and weather. The major impact will come from energy consumption.

Masking Agents - There are also odor masking equipment that can be used for temporary localized odor control. This method is not recommended to control odors alone.

●	A preventative maintenance and replacement plan should be established for any of theses systems to ensure optimum operation and continuous odor control.

Energy Consumption

●	Energy efficient lighting such as compact fluorescent lights (CFLs), may be a great alternative to incandescent bulbs in many applications; however, they may not provide the proper growing spectrum for your plants. High efficiency CFLs or LEDs should be used whenever possible in non-grow spaces, such as offices and restrooms. In addition, when installing new electrical equipment, use products with the Energy Star seal whenever feasible. Always have a licensed electrical contractor install electrical equipment and lighting to ensure safe wiring and adherence to local building code requirements.
●	Another option to off-set your energy usage is to purchase Windsource from Xcel Energy or carbon off-sets through Climate Trust or The Carbon Fund.

Water Quality and Conservation

●	Although water covers nearly three quarters of the earth, less than one percent is clean fresh water. Therefore, it is critical that we conserve and protect this valuable resource. Never dispose of anything in the outside storm drains. Keep areas surrounding dumpsters free of debris and wastes. Remember, "nothing in the storm drain but stormwater". To help with water conservation, educate staff on turning off the water while washing hands and equipment, installing low-flow aerators on faucets, and retrofitting toilets to low flow models.

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Other Standard Practices

●	Ensure safe disposal of fertilizers, insecticides, plant growth regulators, and other chemicals. Buy only what you need and store in a safe place and clean- up spills immediately. Refer to the Material Safety Data Sheet for disposal requirements.
●	Currently there are no pesticide products that are registered or labeled for use on medical marijuana. The application of a pesticide to a plant that is not on the pesticide label is a violation of federal and state pesticide laws.
●	Effective July 1, 2011, section 12-43.3-12.200 of the of the Colorado Revised Statute in part requires that medical marijuana waste must be rendered unusable prior to leaving the facility by grinding and incorporating the material with non-consumable solid wastes such as food waste, soil or other compostable materials. Composting unusable plant material and soils provides a valuable opportunity to create nutrient rich soil to stimulate healthy plant growth. MMJ Regulation.pdf
●	Provide shower facilities to employees to use before and after work to reduce the introduction of potentially harmful molds, mildew and bacteria to the plants, workers and their families.

Severability:

If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

Entire Agreement:

This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both parties.

Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado.

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Notices:

Any Notice and other communications which either party desires to give the other, may be given either personally or by post through certified mail, to the following address:

Sublessor:	Sublessee:
Diego Pellicer Worldwide Inc.	DPCO, Inc
3946 Fairview Way	1 S Harrison Street
West Linn, OR 97068	Denver, CO 80209

Waiver:

The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. The acceptance of rent by Sublessor does not waive Sublessor's right to enforce any provisions of this Agreement.

If Colorado or Denver laws or regulations, or Federal notices or prosecution, prohibit a Subtenant's operation of a marijuana operation at this location during the term of this Sublease or if a governmental notice is delivered to Landlord, Sublessor or Sublessee which requires the cessation of marijuana cultivation or infusion on the Premises, Landlord, Sublessor or Sublessee may terminate this Sublease with no penalties and Sublessee shall vacate the Premises within 30 days, if it cannot be cured, and any deposits and prepaid rent shall forthwith be returned by Sublessor to Sublessee.

If Premises' location or subtenant's subleases, licenses or operations is not approved, issued and/or licensed by the Marijuana Enforcement Division, City of Denver Zoning and/or City of Denver Excise and License Department, Sublessee may terminate this Sublease and this Sublease will become null and void without penalty, any deposits, prepaid rent payments shall forthwith be returned by Sublessor to Sublessee. Any rents already paid will be retained by Sublessor.

This Sublease may be executed in counterparts, all of which shall collectively be considered the original. A facsimile signature shall be sufficient and shall constitute an original signature for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the day and year first written above.

AGREED TO this 15 day of August, in 2014, by:

Sublessor:	Sublessee:
Diego Pellicer Worldwide Inc.	DPCO, Inc

/s/ Ronald Throgmartin	/s/ Neil Demers
Ronald Throgmartin	Neil Demers

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